UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 30, 2001

Commission file number 1-13163

TRICON GLOBAL RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

North Carolina	13-3951308

(State or other jurisdiction of	(IRS Employer
of incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky                40213
(Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code:       (502) 874-8300

Former name or former address, if changed since last report:   N/A

Item 5. OTHER EVENTS

On July 26, 2001, TRICON Global Restaurants, Inc. issued a press release with respect to earnings for the second quarter ended June 16, 2001. A copy of such press release is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)     Exhibits

99     Press release dated July 26, 2001 from TRICON Global Restaurants, Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRICON GLOBAL RESTAURANTS, INC.
        (Registrant)

Date:   July 30, 2001

/s/      Brent A. Woodford
Vice President and Controller
(Principal Accounting Officer)

TRICON GLOBAL RESTAURANTS, INC. REPORTS ONGOING OPERATING EARNINGS PER SHARE OF $0.73 FOR THE SECOND QUARTER

  REPORTS CONTINUED WORLDWIDE SYSTEM-SALES GROWTH OF 5%, PRIOR TO U.S. DOLLAR CONVERSION
  RECONFIRMS ONGOING OPERATING EPS EXPECTATIONS OF $3.18 FOR THE FULL YEAR, INCLUDING A SLIGHT REDUCTION IN U.S. SAME-STORE SALES

LOUISVILLE, KY (July 26, 2001) - Tricon Global Restaurants, Inc. (NYSE: YUM) reported operating results for the second quarter, ended June 16, 2001, including:

  Ongoing operating EPS of $0.73
  Worldwide system sales increase of 5% prior to U.S. dollar conversion
  » International up 8% prior to U.S. dollar conversion
  » U.S. up 3%
  U.S. blended same-store sales increase of 1%
  A second-quarter record of international traditional restaurant openings (179)
  Franchise fees of $189 million, an increase of 10% prior to U.S. dollar conversion

Financial Highlights

                                ($MM Except Per Diluted Share Amounts)

                                         % Change vs.                % Change vs.
                                  Q2       Prior Year      Q2 YTD      Prior Year
System Sales                    5,114           2          10,093          2
Revenues(a)                     1,605          (3)          3,111         (4)
Ongoing Operating Profit          193         (15)            373        (12)
Ongoing Operating Earnings        111          (2)            199         (5)

Ongoing Operating EPS(b)         0.73          (3)           1.32         (6)

Net Facility Actions EPS         0.02          NM            0.03         NM
Unusual items EPS                0.01          NM               -         NM
Reported EPS                     0.76           8            1.35        (10)
  Revenues were up 4% for the quarter, excluding the impact of refranchising, joint-venture formation and acquisitions.

  Ongoing operating EPS does not include the impact of net facility actions or unusual items.

David C. Novak, Chairman and CEO said, "We're pleased to report second-quarter operating earnings were at the high end of the range we provided last quarter. Importantly, we are growing our global system sales in a tough macro environment. Better-than-expected control of our structural costs such as G&A, interest and tax were able to offset somewhat lower than expected U.S. blended same-store sales and higher than expected commodity costs. These structural-cost reductions will continue through the second half of the year.

"To achieve our full-year earnings target, we will continue to grow our system sales, and we will reap the benefits of acting with a sense of urgency to counteract the cost pressures of the industry, international strategic investments and foreign currency translation impact. As a result, we will drive earnings growth in the third and fourth quarters and expect to achieve our target of $3.18 per share for the full year. Tricon's second half plan is based on:

  Continued momentum in international system unit and local currency same-store sales growth, combined with solid international profit performance despite adverse foreign currency impacts
  Flat U.S. blended same-store sales in the third quarter and ending with our best performance of the year, 2% growth for the fourth quarter - This allows us to enter 2002 with momentum and results in about 1% full-year same-store sales growth.
  Further aggressive reductions in our structural costs: G&A, interest and tax rate - We intend to drive these major costs to a new lower base.

"Overall, you can expect our international business to produce solid growth in sales, profits and returns well into the future. In the U.S. we are slugging it out in a highly competitive market and improving our customer proposition to enable consistent same-store sales growth going into 2002 and beyond. Running great restaurants, multibranding and more effectively differentiating our leading brands with innovative products, quality, service and marketing will continue to be our focus. And finally, by reducing our cost base to new best levels, we are establishing a much more productive and higher return base for our global business.

"During the first half of 2001, we made progress in all five key areas that we believe are long-term growth drivers and make us a unique restaurant company:

INTERNATIONAL EXPANSION continued as we set a record for first-half traditional restaurant openings (378), which makes us confident that we will set a new record for full-year openings, exceeding last year's level of 929. On the strength of new openings and system same-store sales growth, second-quarter and first-half system sales growth was 8% and 9% in local currency terms respectively.
U.S. BLENDED SAME-STORE SALES increased 1% for the quarter led by 3% growth at Pizza Hut and 2% at KFC, offsetting a 2% decline at Taco Bell. Both Pizza Hut and KFC experienced solid transaction growth. The decline of 2% at Taco Bell is clearly unacceptable and remains our Number 1 challenge. We believe improved operational execution and a number of key initiatives to be implemented throughout the second half are crucial to begin the turnaround. This should begin to build consistent, positive same-store sales growth during the fourth quarter and into 2002.

MULTIBRANDED RESTAURANT GROWTH is on track, with over 50 multibranded restaurants added this quarter and over 100, year to date. This concept provides a significant competitive advantage in the U.S., utilizing three category leaders, and expands avenues of U.S. system-sales growth through new-unit openings, asset upgrades, and conversions of existing single-brand restaurants. And long term, we see significant opportunity in international.
GLOBAL FRANCHISE FEES increased to $189 million, up 10% prior to U.S. dollar conversion in the second quarter. Additionally, we continued to make progress toward resolving Taco Bell franchise financial issues.
CASH GENERATION - over $250 million in the quarter and over $400 million year to date - is on track to reach over $1 billion for the year. We expect to maintain our return on invested capital of 18% in 2001."
  INTERNATIONAL EXPANSION AND BUSINESS PERFORMANCE

  During the second quarter, a record 179 new traditional restaurants were opened outside the U.S., an increase of 13% over last year's second-quarter opening rate. Significantly, Tricon opened 378 new traditional restaurants year to date, which is over 40% higher versus last year's first half. For the full year, the company now expects that new traditional restaurant openings outside the U.S. will break the record of 929 recorded last year.

  For the quarter, international system sales increased 8% before a 9% negative effect of translating foreign currency into U.S. dollars. For the second quarter, ongoing operating profit in U.S. dollars declined by 15% versus last year. The unfavorable impact of foreign currency conversion, higher operating costs, including utilities and promotion costs, and lower profits in recent acquisition markets offset the benefit from strong system-sales growth. Additionally, start-up costs related to accelerated openings of new restaurants and spending on strategic growth initiatives impacted profits. New restaurants typically experience higher expenses during the first 120 days of operation before reaching normal operating profitability.

  Year to date, international system sales increased 9% before an 8% negative effect of translating foreign currency into U.S. dollars. Ongoing operating profit in U.S. dollars declined by 7% versus last year due to the factors cited, which affected second-quarter performance.

  For the full year, we expect the international business to deliver continued strong system-sales growth prior to conversion to U.S. dollars. On a comparable 52-week basis, international ongoing operating profit is expected to grow at a double-digit rate prior to significant impacts from foreign currency conversion. This includes investment spending to drive long-term growth initiatives and improve the company's position in certain key markets. The investment spending on long-term growth initiatives will continue going forward.

  U.S. BLENDED SAME-STORE SALES AND BUSINESS PERFORMANCE

  For the second quarter, U.S. blended same-store sales increased by 1%. U.S. system sales, however, increased by more than 3% primarily as a result of system same-store sales growth and the benefit from opening new higher-volume, new-image restaurants and closing older restaurants with lower volumes and non-prime locations. KFC was the key driver to U.S. system-sales growth, combining strong franchise and company same-store sales growth with 2% growth in units versus a year ago and continued transformation and remodeling of system assets. Second-quarter system-sales growth at KFC was the best since the fourth quarter of 1998.

  As expected, U.S. ongoing operating profit for the quarter declined by 9% primarily as a result of the dilutive operating-profit impact of refranchising, additional expenses related to the financial restructuring of certain Taco Bell franchise businesses and substantially higher cheese costs.

  Year to date, U.S. blended same-store sales increased slightly due to 3% growth at Pizza Hut and 2% growth at KFC, which offset a 4% decline at Taco Bell. U.S. system sales growth of over 2% can be attributed to the same factors previously cited, which drove second-quarter performance. KFC led the year-to-date performance in system sales. U.S. ongoing operating profit declined 10% as a result of the same factors previously noted for second-quarter ongoing operating performance.

  For the full year, we expect growth of about 1% in U.S. blended same-store sales. The company expects U.S. system sales to increase 2% to 3% on a comparable 52-week basis. U.S. ongoing operating profit is expected to decline slightly versus last year, primarily as a result of the dilutive operating-profit impact of refranchising.

  MULTIBRANDED RESTAURANT GROWTH

  The company now operates 1,300 multibranded restaurants globally, making Tricon the world's largest multibranded restaurant company. The system includes nearly 700 KFC/Taco Bell restaurants, nearly 450 Taco Bell/Pizza Hut Express restaurants, and over 100 KFC/Pizza Hut Express restaurants. For the full year, Tricon expects continued rapid expansion of the multibrand concept. The company expects to have approximately 1,600 multibrand restaurants in operation by year's end.

  GLOBAL FRANCHISEE FEES AND BUSINESS PERFORMANCE

  Franchise fees for Tricon's three global brands totaled $189 million for the quarter, an increase of 10% versus last year, prior to foreign currency conversion impact of negative 3 percentage points. Growth was driven by franchise new-unit expansion, the purchase of company operated restaurants by franchisees and global local currency same-store sales growth. Tricon expects continued franchise new-restaurant development, helping to drive global franchise fees of $815 million for the full year 2001.

  CASH FLOW AND RETURNS

  Tricon generated over $250 million in cash in the second quarter and over $400 million year to date. This strong cash flow was invested in a number of growth areas, including international and multibranding expansion. Additionally, the company continued to invest in the transformation of existing U.S. assets primarily through remodel and replacement programs at KFC and Pizza Hut. Capital spending, including acquisitions of franchise restaurants, totaled $162 million in the second quarter and $305 million year to date.

  At the end of the second quarter, the company had reduced debt by about $20 million from year's end and increased cash and short-term investments by over $60 million, which we intend to use for debt reduction in the near future. Additionally, the company purchased $11 million of its own shares during the second quarter, bringing year-to-date purchases to $21 million.

  In 2001, the company expects cash generated will exceed $1 billion, allowing for approximately $725 million of capital to be invested in the business, $200 million to reduce debt and $100 million to repurchase shares.

  Return on invested capital is expected to remain at 18% for the full year, significantly above Tricon's cost of capital and one of the best levels in the restaurant category. The company expects continued solid returns from international and multibranded investments combined with strong franchise business expansion, which requires virtually no capital investment by Tricon. At the end of the second quarter, over 21,000 franchise and joint-venture traditional restaurants were in operation worldwide versus 20,177 a year ago, an increase of 4%.

FINANCIAL PROGRESS

Restaurant margin of 14.5% was 1.5 percentage points below last year's second-quarter results. U.S. restaurant margin of 15.6% was down 0.8 percentage points from last year as substantially higher cheese costs and continued wage inflation were partially offset by favorable product mix and pricing. International restaurant margin of 12.1% declined 3.1 percentage points primarily due to lower volume in several markets, higher operating costs - including promotion and utility costs - the impact of acquiring lower-margin restaurants, and new-unit start-up costs as had been anticipated.

For the full year, the company expects restaurant margin to be down slightly versus last year's 15.1%. High levels of inflation in energy and cheese costs and the impact of acquiring lower-margin international restaurants will be nearly offset by positive local currency global same-store sales growth and the impact of refranchising. For 2001, it is expected that U.S. restaurant margin will be down slightly and international margin will be down more than 0.5 percentage points essentially due to second-quarter performance.

During 2001, Tricon will continue to invest in a number of customer-focused programs intended to enhance quality and customer experience and increase overall consumer ratings for each brand. These include quality upgrades at KFC with improved flavor of Extra Crispy® and Original Recipe® chicken, the new steak product and Grilled Stuft Burrito® at Taco Bell and systemwide facility upgrades. Overall, these initiatives will have a modest negative effect on margin. However, Tricon believes these are important investments to further strengthen its three leading brands and drive sustainable same

-store sales going forward.

For 2001, Tricon will continue to aggressively pursue structural cost-saving opportunities such as overhead costs, interest expense and operating tax rate. As such, the company is targeting further reductions in each of these categories. It is expected that full-year overhead costs will reach the lowest level since Tricon became a public company, down more than 2% versus last year in dollar terms. With market reductions in interest rates and further debt reduction, interest expense should decline by 8% from last year's level. Tricon continues to pursue tax strategies to improve the ongoing operating tax rate involving both U.S. and international operations. This is expected to result in an ongoing operating tax rate in the range of 35% to 36%, which is the best level achieved since Tricon became a public company.

In the second quarter, Tricon experienced approximately three cents per share of unfavorable impact from the translation of foreign currencies to U.S. dollars. Year to date, the impact is six cents. The Australian dollar, British pound sterling, Canadian dollar, Japanese yen, Korean won, and Mexican peso are all significant currencies in the results of the company's international business. All these currencies, except the Mexican peso, were weaker versus the U.S. dollar, compared to the second quarter of 2000. Tricon expects a two-cent negative impact in both the third and fourth quarters, based on current foreign exchange rates.

THIRD-QUARTER OUTLOOK

The company's initial guidance for third-quarter ongoing operating EPS is in the range of $0.78 to $0.82, or between 1% and 6% higher than last year. Factors contributing to our expectations are

  U.S. blended same-store sales even with last year
  International system sales growth of +8% to +9% prior to U.S. dollar conversion
  International ongoing operating profit growth of low-double digits, excluding foreign exchange conversion impact
  Adverse impact of foreign exchange conversion of roughly $0.02 per share, based on current exchange rates
  Global restaurant margin down about 0.7 percentage points versus last year: U.S. down 0.9 percentage points; International flat to slightly positive
  General and administrative expenses down more than 5% in dollar terms versus last year's quarter
  Ongoing operating tax rate roughly even with last year

TACO BELL FRANCHISE BUSINESS

As previously disclosed, certain of the company's Taco Bell franchise operators are experiencing varying degrees of financial difficulty with respect to their franchise operations.

Taco Bell is in various stages of discussion with a number of Taco Bell franchisees and their lenders, representing several hundred Taco Bell franchised restaurants. The company believes that many of these franchisees will require various types of business and/or financial restructuring, which could include the purchase of some franchised restaurants by Taco Bell. Taco Bell has been working diligently during the first half to resolve these issues. To date, the company has completed restructuring for approximately 500 of these restaurants, including the purchase of 125 Taco Bell franchise restaurants. A significant number remaining to be restructured are targeted for completion in the near term. It is anticipated that the vast majority will be completed in the third quarter.

During the second quarter of 2001, Tricon recorded an additional $5 million of expense related to allowances for doubtful franchise and license-fee receivables and $12 million year to date. These costs were reported as general and administrative expenses. Tricon intends to continually evaluate the appropriateness of estimated allowances and assess the need for any additional charges related to ongoing fees and other related financial contingencies.

During the second half of 2001, the company estimates than an additional $2 million to $5 million for allowances related to doubtful receivables is possible. This contingency, along with the financial effects that result from any foreseeable purchases of franchised restaurants by Taco Bell, have been included in the company's ongoing operating EPS and cash-flow estimates for the full year.

ONGOING RESULTS*

  Tricon's revenue declined in the second quarter of 2001. Revenue is expected to decline slightly for the third quarter and full year 2001 due to the company's refranchising program, which should be substantially completed in 2001. Based on currently available information, we expect revenues to be up slightly in the fourth quarter, the first quarter to show positive growth since Tricon became a public company.

  The effective tax rate on ongoing operating profit for the quarter was 28.8%, which was lower than last year's rate of 39.1%. The tax rate on reported earnings was 34.8% for the quarter versus 41.1% a year ago. Year to date, the tax rate on ongoing operating profit was 32.8%, and the reported rate was 35.2%.

  Depreciation and amortization was $85 million for the quarter and $158 million year to date.

  For the second quarter, average shares outstanding utilized in the diluted EPS calculation increased 2% to 152 million shares from 149 million last year. The increase was driven by the dilutive impact of a higher average share price in the first half of 2001, which more than offset the repurchase of over 500,000 common shares by the company.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, anticipate,

*These results should be read in conjunction with the attached financial summary.

believe, plan and other similar terminology. These "forward-looking" statements reflect management's current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Factors that can cause actual results to differ materially include: changes in global and local business, economic and political conditions in the countries and territories where Tricon operates; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences, spending patterns and demographic trends; the effectiveness of our operating initiatives and advertising and promotional efforts; new-product and concept development by Tricon and other food-industry competitors; the success of our refranchising strategy; the ongoing business viability of our franchise and license operators; our ability to secure alternative distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; our actuarially determined casualty loss estimates; changes in legislation and governmental regulation; and changes in accounting policies and practices. Further information about factors that could affect Tricon's financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Tricon Global Restaurants Inc. will hold a conference call to review the company's operating and financial performance at 9:00 a.m. EDT Friday, July 27, 2001.

For U.S. callers the number is 877/679-9051. For international callers the number is 952/556-2804. The call will be available for playback by dialing 800/615-3210 in the U.S.A. and 703/326-3020 internationally, beginning Friday, July 27, at 11:00 a.m. EDT through Monday, July 30, at 12:00 midnight EDT. The access code for the playback is 5166157.

The call playback can be accessed via the Internet by going to Tricon's web site: www.triconglobal.com and selecting "2nd Quarter Earnings Webcast." (Real Player is required, which can be downloaded at no charge. The process could take at least 10 minutes.)

Analysts are invited to contact

Tim Jerzyk, Vice President Investor Relations at 502/874-2543
Larry Gathof, Director Investor Relations at 502/874-8918

Members of the media are invited to contact

Amy Sherwood, Vice President Public Relations at 502/874-8200

Individual shareholders are invited to contact

Larry Gathof, Director Investor Relations at 502/874-8918

Tricon Global Restaurants, Inc.
Condensed Consolidated Statements of Income
(tabular amounts in millions, except per share amounts)
(unaudited)

                                           12 Weeks Ended
                                     -----------------------------     % Change (a)
                                       6/16/01          6/10/00            B/(W)
                                     ------------     ------------     ------------
Revenues
Company sales                         $   1,416        $   1,480               (4)
Franchise and license fees                  189              176                7
                                     ------------     ------------
                                          1,605            1,656               (3)
                                     ------------     ------------
Costs and expenses, net
Company restaurants
   Food and paper                           442              449                2
   Payroll and employee benefits            390              407                4
   Occupancy and other operating
    expenses                                378              387                3
                                     ------------     ------------
                                          1,210            1,243                3
General and administrative
   expenses                                 207              195               (7)
Other (income) expense(b)                    (5)              (8)             (40)
Facility actions net (gain)(c)              (18)             (66)             (72)
Unusual items(d)                             (4)              72               NM
                                     ------------     ------------
Total costs and expenses, net             1,390            1,436                3
                                     ------------     ------------

Operating profit                            215              220               (3)

Interest expense, net                        37               41               12
                                     ------------     ------------

Income before income taxes                  178              179                -

Income tax provision(e)                      62               73               16
                                     ------------     ------------
Net income                            $     116        $     106               10
                                     ============     ============
Basic EPS Data
  EPS                                 $    0.79        $    0.72               10
                                     ============     ============
  Average shares outstanding                147              147                -
                                     ============     ============
Diluted EPS Data
  EPS                                 $    0.76        $    0.71                8
                                     ============     ============
  Average shares outstanding                152              149               (2)
                                     ============     ============

                                           24 Weeks Ended
                                     -----------------------------     % Change (a)
                                       6/16/01          6/10/00            B/(W)
                                     ------------     ------------     ------------
Revenues
Company sales                         $   2,742        $   2,905               (6)
Franchise and license fees                  369              348                6
                                     ------------     ------------
                                          3,111            3,253               (4)
                                     ------------     ------------
Costs and expenses, net
Company restaurants
   Food and paper                           852              890                4
   Payroll and employee benefits            761              817                7
   Occupancy and other operating
    expenses                                737              760                3
                                     ------------     ------------
                                          2,350            2,467                5
General and administrative
   expenses                                 397              376               (6)
Other (income) expense(b)                    (9)             (15)             (41)
Facility actions net (gain)(c)              (16)            (113)             (86)
Unusual items(d)                             (2)              76               NM
                                     ------------     ------------
Total costs and expenses, net             2,720            2,791                3
                                     ------------     ------------

Operating profit                            391              462              (15)

Interest expense, net                        76               82                8
                                     ------------     ------------

Income before income taxes                  315              380              (17)

Income tax provision(e)                     111              154               28
                                     ------------     ------------
Net income                            $     204        $     226               (9)
                                     ============     ============

Basic EPS Data
  EPS                                 $    1.39        $    1.53               (9)
                                     ============     ============
  Average shares outstanding                147              148                1
                                     ============     ============
Diluted EPS Data
  EPS                                 $    1.35        $    1.50              (10)
                                     ============      ============
  Average shares outstanding                151              150               (1)
                                     ============      ============

[See accompanying notes.]

Supplemental Schedule of Reportable Operating Segments'
Revenues and Operating Profit
(in millions)
(unaudited)

                                              12 Weeks Ended
                                         ---------------------------     % Change (a)
                                          6/16/01         6/10/00           B/(W)
                                         -----------     -----------     --------------
System Sales
   United States                         $   3,381       $   3,271             3
   International                             1,733           1,743            (1)
                                         -----------     -----------
   Worldwide                             $   5,114       $   5,014             2
                                         ===========     ===========
Revenues
United States
   Company sales                         $     997       $   1,054            (5)
   Franchise and license fees                  127             119             7
                                         -----------     -----------
   Total                                     1,124           1,173            (4)
                                         -----------     -----------
International
   Company sales                               419             426            (2)
   Franchise and license fees                   62              57             9
                                         -----------     -----------
   Total                                       481             483             -
                                         -----------     -----------
   Worldwide                             $   1,605       $   1,656            (3)
                                         ===========     ===========
Restaurant Margin
   United States                         $     156       $     172           (10)
   International                                50              65           (22)                                      -----------     -----------
                                         -----------     -----------
   Worldwide                             $     206       $     237           (13)
                                         ===========     ===========

Restaurant Margin as a Percent of Company Sales
Worldwide
   Company sales                             100.0%          100.0%
   Food and paper                             31.2            30.3          (0.9) ppts.
   Payroll and employee benefits              27.6            27.5          (0.1) ppts.
   Occupancy and other operating
    expenses                                  26.7            26.2          (0.5) ppts.
                                         -----------     -----------
Worldwide                                     14.5%           16.0%         (1.5) ppts.
                                         ===========     ===========
United States                                 15.6%           16.4%         (0.8) ppts.
International                                 12.1%           15.2%         (3.1) ppts.

Operating Profit
United States ongoing operating
   profit                                $     172       $     190            (9)
International ongoing operating
   profit                                       58              68           (15)
Unallocated and corporate
   expenses                                    (36)            (33)          (15)
Foreign exchange gain (loss)                    (1)              1            NM
                                         -----------     -----------
Ongoing operating profit                       193             226           (15)
Facility actions net gain(c)                    18              66           (72)
Unusual items(d)                                 4             (72)           NM
                                         -----------     -----------
Reported operating profit                $     215       $     220            (3)
                                         ===========     ===========

                                              24 Weeks Ended
                                         ---------------------------     % Change (a)
                                          6/16/01         6/10/00           B/(W)
                                         -----------     -----------     ---------------
System Sales
   United States                         $   6,610       $   6,476             2
   International                             3,483           3,464             1
                                         -----------     -----------
   Worldwide                             $  10,093       $   9,940             2
                                         ===========     ===========
Revenues
   United States                         $   1,949       $   2,101            (7)
   Company sales                               245             234             5
   Franchise and license fees            -----------     -----------
                                             2,194           2,335            (6)
   Total                                 -----------     -----------

   International                               793             804            (1)
   Company sales                               124             114             9
   Franchise and license fees            -----------     -----------
                                               917             918             -
   Total                                 -----------     -----------
                                         $   3,111       $   3,253            (4)
   Worldwide                             ===========     ===========

Restaurant Margin                        $     287       $     316            (9)
   United States                               105             122           (13)
   International                         -----------     -----------
                                         $     392       $     438           (10)
   Worldwide                             ===========     ===========

Restaurant Margin as a Percent of Company sales
Worldwide
   Company sales                             100.0%          100.0%
   Food and paper                             31.1            30.6          (0.5) ppts.
   Payroll and employee benefits              27.7            28.1           0.4  ppts.
   Occupancy and other operating
      expenses                                26.9            26.2          (0.7) ppts.
                                         -----------     -------------
Worldwide                                     14.3%           15.1%         (0.8) ppts.
                                         ===========     =============
United States                                 14.7%           15.1%         (0.4) ppts.
International                                 13.3%           15.1%         (1.8) ppts.

Operating Profit
United States ongoing operating
   profit                                $     312       $     346           (10)
International ongoing operating
   profit                                      132             143            (7)
Unallocated and corporate
   expenses                                    (69)            (65)           (9)
Foreign exchange gain (loss)                    (2)              1            NM
                                         -----------     -----------
Ongoing operating profit                       373             425           (12)
Facility actions net gain(c)                    16             113           (86)
Unusual items(d)                                 2             (76)           NM
                                         -----------     -----------
Reported operating profit                $     391       $     462           (15)
                                         ===========     ===========

Notes To The Condensed Consolidated Statements of Income and Supplemental Schedule of Reportable
Operating Segments' Revenues and Operating Profit
(tabular dollar amounts in millions, except per share amounts)

  Percentages may not recompute due to rounding.

  Other (income) expense included the following:

                                                    12 Weeks Ended           24 Weeks Ended
                                             -----------------------   -----------------------
                                              6/16/01      6/10/00      6/16/01      6/10/00
                                             ----------   ----------   ----------   ----------
      Equity income from investments in
        unconsolidated affiliates            $     (6)    $     (7)    $    (11)    $    (14)
      Foreign exchange net (gain) loss              1           (1)           2           (1)
                                             ----------   ----------   ----------   ----------
      Total other (income) expense           $     (5)    $     (8)    $     (9)    $    (15)
                                             ==========   ==========   ==========   ==========
  Facility actions net gain included the following:

                                                    12 Weeks Ended           24 Weeks Ended
                                             -----------------------   -----------------------
                                              6/16/01      6/10/00      6/16/01      6/10/00
                                             ----------   ----------   ----------   ----------
Refranchising net gains                      $     31     $     74     $     35     $    121
Store closure costs                                (4)          (4)          (6)          (3)
Impairment charges for stores that will
   continue to be used in the business             (8)          (4)          (9)          (4)
Impairment charges for stores to be closed         (1)           -           (4)          (1)
                                             ----------   ----------   ----------   ----------
Facility actions net gain                    $     18     $     66     $     16     $    113
                                             ==========   ==========   ==========   ==========
After-tax net gain                           $      3     $     39     $      4     $     65
                                             ==========   ==========   ==========   ==========
  Unusual net credits of $4 million ($2 million after tax) and $2 million ($1 million after tax) in the second quarter of 2001 and year to date primarily included settlement of certain wage and hour litigation for amounts less than previously estimated net of costs to defend this litigation.

  Unusual net charges of $72 million ($46 million after tax) and $76 million ($49 million after tax) in the second quarter of 2000 and year to date primarily included costs related to the AmeriServe bankruptcy reorganization process, as more fully discussed in our 2000 Form 10-K, and costs to defend certain wage and hour litigation.

  The effective tax rates were 34.8% and 41.1% for the quarters ended June 16, 2001 and June 10, 2000, respectively. The effective tax rates were 35.2% and 40.6% for the 24 weeks ended June 16, 2001 and June 10, 2000, respectively.

Tricon Global Restaurants, Inc.
Restaurant Units Activity Summary
For the 24 Weeks Ended June 16, 2001
(unaudited)

                                               Unconsolidated
                                    Company      Affiliates     Franchisees  Licensees      Total
                                   ----------  --------------  ------------  -----------  ----------
KFC U.S.
Balance at December 30, 2000          1,339           -           3,978            47        5,364
  Openings                               15           -              35             4           54
  Acquisitions                            6           -              (6)            -            -
  Refranchising                         (47)          -              47             -            -
  Closures                              (17)          -             (19)           (4)         (40)
                                   ----------  --------------  ----------    -----------  ----------
Balance at June 16, 2001              1,296           -           4,035            47        5,378
                                   ==========  ==============  ==========    ===========  ==========
 % of Total                            24.1%          -            75.0%          0.9%       100.0%
Pizza Hut U.S.
Balance at December 30, 2000          1,801           -           4,888         1,238        7,927
  Openings                               33           -              61            46          140
  Acquisitions                           13           -             (13)            -            -
  Refranchising                         (43)          -              43             -            -
  Closures                              (49)          -            (112)          (86)        (247)
                                   ----------  --------------  ----------    -----------  ----------
Balance at June 16, 2001              1,755           -           4,867         1,198        7,820
                                   ==========  ==============  ==========    ===========  ==========
% of Total                             22.5%          -            62.2%         15.3%       100.0%
Taco Bell U.S.
Balance at December 30, 2000          1,162           -           3,996         1,588        6,746
  Openings                               10           -              24            33           67
  Acquisitions                           67           -             (64)           (3)           -
  Refranchising                           -           -               -             -            -
  Closures                               (8)          -             (42)         (113)        (163)
                                   ----------  -------------   ----------    -----------  ----------
Balance at June 16, 2001              1,231           -           3,914         1,505        6,650
                                   ==========  ==============  ==========    ===========  ==========
 % of Total                            18.5%          -            58.9%         22.6%       100.0%
Total U.S.
Balance at December 30, 2000          4,302           -          12,862         2,873       20,037
  Openings                               58           -             120            83          261
  Acquisitions                           86           -             (83)           (3)           -
  Refranchising                         (90)          -              90             -            -
  Closures                              (74)          -            (173)         (203)        (450)
                                   ----------  --------------  ----------    -----------  ----------
Balance at June 16, 2001              4,282           -          12,816         2,750       19,848
                                   ==========  ==============  ==========    ===========  ==========
 % of Total                            21.6%          -            64.6%         13.8%       100.0%
International
Balance at December 30, 2000          1,821       1,844           6,425           290       10,380
  Openings                              123          45             210             4          382
  Acquisitions                          193         (65)           (126)           (2)           -
  Refranchising                         (66)         (8)             74             -            -
  Closures                              (27)        (26)           (203)          (41)        (297)
  Other(a)                              (67)         93             (26)            -            -
                                   ----------  --------------  ----------    -----------  ----------
Balance at June 16, 2001              1,977       1,883           6,354           251       10,465
                                   ==========  =============   ==========    ===========  ==========
 % of Total                            18.9%       18.0%           60.7%          2.4%       100.0%
Worldwide
Balance at December 30, 2000          6,123       1,844          19,287         3,163       30,417
  Openings                              181          45             330            87          643
  Acquisitions                          279         (65)           (209)           (5)           -
  Refranchising                        (156)         (8)            164             -            -
  Closures                             (101)        (26)           (376)         (244)        (747)
  Other(a)                              (67)         93             (26)            -            -
                                   ----------  -------------- -----------    -----------  ----------
Balance at June 16, 2001              6,259       1,883          19,170         3,001       30,313
                                   ==========  ============== ===========    ===========  ==========
% of Total                             20.7%        6.2%           63.2%          9.9%      100.0%
  Primarily includes 52 company stores and 41 franchise stores contributed to an unconsolidated affiliate.